[Letterhead of Dennis J. Broderick,
                     Senior Vice President
                 General Counsel and Secretary]




                         March 4, 1997


Federated Department Stores, Inc.
7 West Seventh Street
Cincinnati, Ohio  45202


            Re:  Director Deferred Compensation Plan


Ladies and Gentlemen:

        In my capacity as General Counsel of Federated Department Stores, Inc., a Delaware corporation (the "Company"), I have acted as counsel for the Company in connection with the proposed issuance and sale pursuant to the above-referenced plan (the "Plan") of up to [50,000] shares of Common Stock, par value $0.01 per share, of the Company (the "Shares") to be registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the "Registration Statement").

        I have examined the Plan and such other documents, records and matters of law as I have deemed necessary for purposes of this opinion. Based upon the foregoing, I am of the opinion that the shares that may be issued and sold pursuant to the Plan, when issued and sold in accordance with the Plan and appropriate forms of agreements and other documentation contemplated thereby, will be duly authorized, validly issued, fully paid and nonassessable.

        I hereby consent to the filing of this opinion as
Exhibit 5 to the Registration Statement.

                                Very truly yours,

                                /s/ Dennis J. Broderick

                                Dennis J. Broderick
                                General Counsel